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Exhibit 10.13

Summary of Director Compensation

        Any member of our board of directors who is also an employee of Fieldstone Investment Corporation or any of its subsidiaries will not receive any additional compensation for serving on our board.

        Independent directors of Fieldstone Investment Corporation are paid the following fees:

Annual retainer	$40,000 ($50,000 per annum for the Chairman of the Board)
Annual retainer for committee chairman	$5,000
Fee for each board and committee meeting attended in person	$2,500 ($5,000 per meeting for the Chairman of the Board or of the Committee)
Fee for each board and committee meeting attended telephonically	$1,250 ($2,500 per meeting for the Chairman of the Board or of the Committee)

        Non-employee directors are reimbursed for their reasonable travel expenses incurred in connection with their attendance at board meetings.

        In connection with the 144A Offering, as chairman of the board, Mr. Eckert received options to purchase 30,000 shares of our common stock at an exercise price of $15 per share, the price paid by the investors in the 144A Offering, and each of the other non-management directors: Messrs. Engelman, Michael and Springer and Ms. Martin, received options to purchase 15,000 shares of our common stock at the same exercise price. Mr. Schoenholz, who was appointed as a director in August 2004, received options to purchase 15,000 shares of our common stock at an exercise price of $15.25 per share, which was the fair market value of the stock on August 18, 2004, the date of grant. These grants were made under our Stock Plan.

        As chairman of the board, Mr. Eckert received 20,000 shares of restricted stock, and each of the other non-management directors received 10,000 shares of restricted stock. These grants were made under our Stock Plan.

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Summary of Director Compensation